Exhibit 99

Dollar General Reports Record First Quarter Sales and Earnings

  Same-Store Sales Increased 6.7%
  Gross Margin Expanded 136 Basis Points to 32.1%
  Operating Profit Increased 29%; Adjusted Operating Profit Grew 36%
  Adjusted EBITDA Increased 24% to $360 million
  Adjusted Net Income was $145 million, up 75%, or $0.42 per share
  Net Income Increased 64% to $136 million, or $0.39 per share
  Company Raises 2010 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 8, 2010--Dollar General Corporation (NYSE: DG) today reported financial results for its fiscal 2010 first quarter (13 weeks) ended April 30, 2010. Net income was $136.0 million, or diluted earnings per share (“EPS”) of $0.39, compared to net income of $83.0 million, or diluted EPS of $0.26, in the first quarter (13 weeks) of fiscal 2009. Excluding items totaling approximately $15.0 million relating to a secondary offering of the Company’s common stock by certain existing shareholders during the 2010 first quarter, adjusted net income increased 75 percent to $145.4 million, or $0.42 per diluted share.

“Dollar General’s first quarter performance marks a great start to the year. Our first quarter sales were ahead of our expectations. Our same-store sales growth of 6.7 percent for the quarter was on top of 13.3 percent growth in the first quarter of 2009,” said Rick Dreiling, chairman and chief executive officer.

“We generated these positive results by continuing to provide our customers with a convenient shopping experience at everyday low prices. Our strong first quarter results, coupled with our consistent track record, give us confidence to raise our full-year outlook for 2010.”

First Quarter 2010 Financial Results

Sales increased 11.9 percent to $3.11 billion in the 2010 first quarter compared to $2.78 billion in the 2009 first quarter. Same-store sales increased 6.7 percent in the 2010 quarter and 13.3 percent in the 2009 quarter, with customer traffic and average transaction amount contributing to the same-store sales increases in both periods. Sales were strongest in the consumables and seasonal categories.

The 2010 gross profit rate increased by 136 basis points to 32.1 percent of sales from 30.8 percent of sales in the 2009 period. The gross profit rate increase was primarily due to higher net markups, partially offset by increased markdowns. Higher markups were impacted by increased sales volumes and improved global sourcing capabilities which have contributed to the Company’s ability to reduce product costs. In addition, an increase in the mix of private brands has contributed to increased markups. Higher markdowns in the quarter were partially attributable to the acceleration of certain planogram resets compared to the prior year. Transportation expenses increased due to the impact of higher average fuel costs in the quarter, and distribution expenses, as a percentage of sales, increased as the result of higher labor costs resulting from recent inventory management initiatives.

Selling, general and administrative expenses (“SG&A”) were $709.0 million, or 22.8 percent of sales, in the 2010 first quarter compared to 22.7% in the 2009 first quarter, an increase of 11 basis points. SG&A in the 2010 quarter includes expenses totaling $15.0 million relating to a secondary offering of the Company’s common stock by certain existing shareholders during the quarter, including $14.3 million relating to the acceleration of certain equity appreciation rights and $0.7 million of legal and other transaction expenses. Excluding these items, SG&A decreased by 37 basis points, primarily attributable to leverage attained from higher net sales. As a percentage of total sales, other items favorably affecting SG&A during the 2010 period include costs incurred in the 2009 period for productivity initiatives that did not recur in the 2010 period, reductions in utilities costs and increased benefits from the Company’s recycling efforts, partially offset by increased retail labor costs due in part to the acceleration of certain merchandising initiatives as well as an increase in certain minimum wage rates.

First quarter 2010 operating profit increased by 29 percent to $290.7 million, or 9.3 percent of sales, compared to $224.9 million, or 8.1 percent of sales, in the 2009 first quarter. Excluding the expenses relating to the secondary offering discussed above, first quarter 2010 operating profit would have been $305.8 million, or 9.8 percent of sales.

Interest expense was $72.0 million in the 2010 first quarter compared to $89.2 million in the 2009 first quarter due to lower average outstanding borrowings resulting from the Company’s repurchases of long-term obligations in fiscal 2009.

The effective income tax rate for the 2010 quarter was 37.8 percent compared to a rate of 38.1 percent for the 2009 quarter.

Merchandise Inventories

As of April 30, 2010, total merchandise inventories, at cost, were $1.60 billion compared to $1.45 billion as of May 1, 2009, an increase of ten percent, or four percent on a per-store basis. Inventory turns, based on the most recent four quarters, improved to 5.3 times in 2010 compared to 5.2 times in the comparable prior year period.

Long-Term Obligations

As of April 30, 2010, outstanding long-term obligations, including the current portion, were $3.40 billion, a decrease of $733 million from the prior year. In May 2010, the Company repurchased in the open market an additional $50 million of its 10-5/8% Senior Notes.

Capital Expenditures

Total additions to property and equipment in the 2010 first quarter were $91 million. Additions included $28 million relating to new store openings, $38 million for improvements and upgrades to existing stores, $14 million for remodels and relocations of existing stores, and $7 million for distribution and transportation improvements. During the quarter, the Company opened 155 new stores and relocated or remodeled 128 stores.

2010 Financial Outlook

The Company remains committed to continuing its focus on productive sales growth, increasing gross margins, leveraging process improvements and information technology to reduce costs and strengthening and expanding Dollar General's culture of serving others.

The volatility of the macroeconomic environment, including sustained rates of high unemployment, continues to pressure the consumer in general. Dollar General is closely monitoring how consumers respond to both the economic and the competitive climate.

Based on first quarter results, the Company continues to expect total sales for the 2010 fiscal year to increase eight to ten percent, including an increase in same-store sales of four to six percent. Adjusted operating profit is expected to increase 18 to 22 percent over full year 2009 adjusted operating profit, as compared to the Company’s previous guidance of 15 to 20 percent. Adjusted diluted earnings per share for the year are now expected to be $1.62 to $1.69, up from $1.55 to $1.63 previously forecasted, based on weighted average diluted shares of 345 million, and a full year 2010 tax rate in the range of 38 to 39 percent. The calculations of adjusted operating profit and adjusted diluted earnings per share exclude costs related to common stock offerings that have occurred in the relevant periods and the early retirement of long-term obligations, as applicable.

The Company plans to open approximately 600 new stores and to remodel or relocate a total of approximately 500 stores in 2010. Capital expenditures are expected to be in the range of $325 million to $350 million, with approximately 50 percent relating to new stores, remodels and relocations, 25 percent for maintenance capital and 25 percent for special projects, including the expansion of the 78-inch store profile and point-of-sale upgrades.

Conference Call Information

The Company will hold a conference call on Tuesday, June 8, 2010 at 9:00 a.m. CDT/10:00 a.m. EDT, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is “Dollar General.” In addition, the call will be available online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Tuesday, June 22, 2010, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 69256576.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the section entitled “2010 Financial Outlook.” The words “believe,” “anticipate,” “project,” “plan,” “schedule,” “expect,” “estimate,” “objective,” “forecast,” “intend,” “committed,” “will likely result,” or “will continue” and similar expressions generally identify forward-looking statements. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that expressed or implied by these forward-looking statements. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Factors that may result in actual results differing materially from such forward-looking information include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, resin, oil and paper);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and health care;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusually adverse weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2010; and any quarterly reports on Form 10-Q filed subsequently to the Form 10-K;
  such other factors as may be discussed or identified in this press release.

Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they were made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

Non-GAAP Disclosure

Certain information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of these non-GAAP measures to measures calculated in accordance with GAAP are provided in the accompanying schedules. Non-GAAP information should not be considered a substitute for any information derived or calculated in accordance with GAAP.

The Company believes that providing comparisons to operating profit, net income, diluted earnings per share and SG&A, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 8,965 stores in 35 states as of April 30, 2010, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	April 30,	May 1,	January 29,
	2010	2009	2010
ASSETS
Current assets:
Cash and cash equivalents	$222,709	$434,584	$222,076
Merchandise inventories	1,604,754	1,454,692	1,519,578
Income taxes receivable	-	3,479	7,543
Prepaid expenses and other current assets	111,115	69,393	96,252
Total current assets	1,938,578	1,962,148	1,845,449
Net property and equipment	1,360,868	1,280,835	1,328,386
Goodwill	4,338,589	4,338,589	4,338,589
Intangible assets, net	1,276,173	1,314,425	1,284,283
Other assets, net	62,868	82,804	66,812
Total assets	$8,977,076	$8,978,801	$8,863,519

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$3,547	$19,526	$3,671
Accounts payable	789,274	700,438	830,953
Accrued expenses and other	332,251	332,722	342,290
Income taxes payable	34,686	28,034	4,525
Deferred income taxes payable	46,282	11,942	25,061
Total current liabilities	1,206,040	1,092,662	1,206,500
Long-term obligations	3,399,887	4,117,190	3,399,715
Deferred income taxes	540,010	554,098	546,172
Other liabilities	277,989	283,916	302,348
Total liabilities	5,423,926	6,047,866	5,454,735

Commitments and contingencies

Redeemable common stock	16,624	14,350	18,486

Shareholders' equity:
Preferred stock	-	-	-
Common stock	298,371	278,159	298,013
Additional paid-in capital	2,928,855	2,492,482	2,923,377
Retained earnings	339,071	186,370	203,075
Accumulated other comprehensive loss	(29,771)	(40,426)	(34,167)
Total shareholders' equity	3,536,526	2,916,585	3,390,298
Total liabilities and shareholders' equity	$8,977,076	$8,978,801	$8,863,519

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	April 30,	% of Net	May 1,	% of Net
	2010	Sales	2009	Sales
Net sales	$3,111,314	100.00%	$2,779,937	100.00%
Cost of goods sold	2,111,558	67.87	1,924,579	69.23
Gross profit	999,756	32.13	855,358	30.77
Selling, general and administrative	709,033	22.79	630,489	22.68
Operating profit	290,723	9.34	224,869	8.09
Interest income	(6)	(0.00)	(94)	(0.00)
Interest expense	72,018	2.31	89,235	3.21
Other (income) expense	145	0.00	1,667	0.06
Income before income taxes	218,566	7.02	134,061	4.82
Income tax expense	82,570	2.65	51,055	1.84
Net income	$135,996	4.37%	$83,006	2.99%

Earnings per share:
Basic	$0.40		$0.26
Diluted	$0.39		$0.26
Weighted average shares outstanding:
Basic	340,819		317,870
Diluted	344,397		318,298

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the Quarter (13 Weeks) Ended
	April 30,	May 1,
	2010	2009
Cash flows from operating activities:
Net income	$135,996	$83,006
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	63,252	64,531
Deferred income taxes	10,029	15,461
Tax benefit of stock options	(4,806)	-
Non-cash share-based compensation	4,979	2,938
Other non-cash gains and losses	1,633	1,260
Change in operating assets and liabilities:
Merchandise inventories	(85,176)	(39,040)
Prepaid expenses and other current assets	(13,503)	(3,012)
Accounts payable	(36,954)	10,578
Accrued expenses and other	(30,961)	(50,368)
Income taxes	42,510	23,336
Other	(26)	203
Net cash provided by operating activities	86,973	108,893

Cash flows from investing activities:
Purchases of property and equipment	(90,998)	(51,825)
Proceeds from sale of property and equipment	258	152
Net cash used in investing activities	(90,740)	(51,673)

Cash flows from financing activities:
Issuance of common stock	285	620
Repayments of long-term obligations	(463)	(999)
Repurchases of equity	(228)	(252)
Tax benefit of stock options	4,806	-
Net cash provided by (used in) financing activities	4,400	(631)

Net increase in cash and cash equivalents	633	56,589
Cash and cash equivalents, beginning of period	222,076	377,995
Cash and cash equivalents, end of period	$222,709	$434,584

Supplemental cash flow information:
Cash paid for:
Interest	$28,394	$33,782
Income taxes	$51,713	$34,944
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$25,669	$18,913

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	April 30, 2010	May 1, 2009	% Change
Consumables	$2,231,500	$1,995,809	11.8%
Seasonal	430,051	356,452	20.6%
Home products	224,867	216,883	3.7%
Apparel	224,896	210,793	6.7%
Net sales	$3,111,314	$2,779,937	11.9%

Store Activity

	For the Quarter (13 Weeks) Ended
	April 30, 2010	May 1, 2009

Beginning store count	8,828	8,362
New store openings	155	104
Store closings	(18)	(4)
Net new stores	137	100
Ending store count	8,965	8,462
Total selling square footage (000's)	63,679	59,546

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	April 30,	% of Net	May 1,	% of Net	Increase
	2010	Sales	2009	Sales	$	%

Net sales	$3,111.3		$2,779.9		$331.4	11.9%

Selling, general and administrative ("SG&A")	$709.0	22.79%	$630.5	22.68%	$78.5	12.5%
Secondary offering expenses	(0.7)		-
Acceleration of equity-based compensation	(14.3)		-
Adjusted SG&A	$694.0	22.31%	$630.5	22.68%	$63.5	10.1%

Operating profit	$290.7	9.34%	$224.9	8.09%	$65.9	29.3%
Secondary offering expenses	0.7		-
Acceleration of equity-based compensation	14.3		-
Adjusted operating profit	$305.8	9.83%	$224.9	8.09%	$80.9	36.0%

Net income	$136.0	4.37%	$83.0	2.99%	$53.0	63.8%
Secondary offering expenses	0.7		-
Acceleration of equity-based compensation	14.3		-
Total adjustments	15.0		-
Income tax effect of adjustments	(5.6)		-
Net adjustments	9.4	0.30%	-	-
Adjusted net income	$145.4	4.67%	$83.0	2.99%	$62.4	75.2%

Diluted earnings per share:
As reported	$0.39		$0.26
Adjusted	$0.42		$0.26
Impact of net adjustments	$0.03		$-

Weighted average diluted shares outstanding	344.4		318.3

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Quarter (13 Weeks) Ended		Four Quarters (52 Weeks) Ended
	April 30,	May 1,	April 30,	May 1,
	2010	2009	2010	2009

Net income	$136.0	$83.0	$392.4	$185.3
Add (subtract):
Interest income	(0.0)	(0.1)	(0.0)	(2.2)
Interest expense	72.0	89.2	328.4	380.2
Depreciation and amortization	60.1	61.2	240.6	238.0
Income taxes	82.6	51.1	244.2	132.6
EBITDA	350.7	284.4	1,205.6	933.9

Adjustments:
(Gain) loss on debt retirements	-	-	55.3	(3.8)
(Gain) loss on hedging instruments	0.1	0.7	(0.1)	1.5
Contingent gain on distribution center leases	-	-	-	(5.0)
Impact of markdowns related to inventory clearance activities, net of purchase accounting adjustments	-	(3.5)	(3.8)	(28.4)
Hurricane-related expenses and write-offs	-	-	-	2.2
Advisory and consulting fees to affiliates	0.1	1.6	62.0	8.0
Non-cash expense for share-based awards	6.1	2.9	21.9	10.6
Indirect costs related to merger and stock offering	0.8	4.4	7.0	17.3
Litigation settlement and related costs, net	-	-	-	32.0
Other non-cash charges (including LIFO)	1.8	0.5	7.9	53.9
Total Adjustments	8.9	6.6	150.2	88.3
Adjusted EBITDA	$359.6	$291.0	$1,355.8	$1,022.2

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Senior Secured Incurrence Test

	April 30,	May 1,
	2010	2009
Senior secured debt	$1,985.9	$2,323.5
Less: cash	222.7	434.6
Senior secured debt, net of cash	$1,763.2	$1,888.9
Adjusted EBITDA	$1,355.8	$1,022.2
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.3x	1.8x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	April 30,	May 1,
	2010	2009
Total long-term obligations	$3,403.4	$4,136.7
Adjusted EBITDA	$1,355.8	$1,022.2
Ratio of long-term obligations to Adjusted EBITDA	2.5x	4.0x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	April 30,	May 1,
	2010	2009
Total long-term obligations	$3,403.4	$4,136.7
Less: cash	222.7	434.6
Total long-term obligations, net of cash	$3,180.7	$3,702.1
Adjusted EBITDA	$1,355.8	$1,022.2
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	2.3x	3.6x

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except per share amounts)

	For the Year (52 Weeks) Ended
	January 28, 2011		January 29, 2010	Forecasted
	Forecast of Range			Percent Increase
	Low End	High End	Actual	Low End	High End

Operating profit	$1,191.0	$1,227.0	$953.3	25%	29%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Adjusted operating profit	$1,206.0	$1,242.0	$1,021.5	18%	22%

Net income	$544.6	$570.6	$339.4	60%	68%
Sponsor advisory fee termination	-	-	58.8
Acceleration of equity-based compensation	14.3	14.3	9.4
Secondary offering expenses	0.7	0.7	-
Repurchase of long-term obligations	6.5	6.5	55.3
Total adjustments	21.5	21.5	123.5
Income tax effect of adjustments	(8.1)	(8.1)	(37.8)
Net adjustments	13.4	13.4	85.7
Adjusted net income	$558.0	$584.0	$425.1	31%	37%

Diluted earnings per share:
As reported	$1.58	$1.65	$1.04	52%	59%
Adjusted	$1.62	$1.69	$1.31	24%	29%
Impact of net adjustments	$0.04	$0.04	$0.26

Weighted average diluted shares outstanding	345.0	345.0	324.8

NOTE: Adjustments included in the range of forecasts for the year (52 weeks) ended January 28, 2011 included items incurred through the first quarter ended April 30, 2010 and an estimated pretax loss of $6.5 million ($4.0 million, net of tax) resulting from the repurchase of $50 million of the Company's Senior Notes on May 6, 2010.

CONTACT:
Dollar General Corporation
Investor Contact:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Miller, 615-855-5209